Exhibit 16.1

March 9, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 6, 2009, of Sinclair Broadcast Group, Inc. and are in agreement with the statements contained in: (i) the first sentence of paragraph 1; (ii) paragraphs 2 and 4; and (iii) the statements contained in paragraph 3 as they relate to items (a) and (b) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP